Exhibit 10.12

OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT (the “Agreement”) is entered into as of October 4, 2012, by and between Arthur Gordon (the “Optionee”) and Kellwood Company, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to a Grant Agreement dated June 30, 2010 (the “Grant Agreement”) and the Company’s 2010 Stock Option Plan (the “Plan”), the Company granted the Optionee an option to acquire shares of non-voting stock in the Company (the “Shares”);

WHEREAS, as of the date hereof, the Optionee possesses options to purchase 5,000 Shares (the “Options”) at an exercise price of $1.00 per Share of which 4,000 are vested; and

WHEREAS, in return for good and valuable consideration as described herein, the Optionee desires to cancel and surrender all of the Optionee’s rights with respect to the Options;

NOW, THEREFORE, the Optionee and the Company, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Cancellation of Options. In consideration of the Optionee’s agreement to cancel and surrender all rights under the Options and in and to any Shares subject thereto, the Company hereby agrees to provide the severance and separation benefits provided in and subject to the terms and conditions of the letter agreement dated as of the date hereof. As of the date hereof the Options shall be deemed cancelled and surrendered and except as provided in paragraph 2 below with respect to certain restrictive covenants, the Grant Agreement shall be null and void and of no further force or effect. Further, the Optionee does hereby forever release, remise and discharge in full, and agree to indemnify, defend and hold harmless, the Company and its respective affiliates, directors, officers, employees, direct and indirect stockholders, agents and representatives (the “Releasees”) from any and all claims, demands, suits, obligations, losses, liabilities, costs, damages and expenses, whensoever and howsoever arising, out of, in connection with or relating to the Options (including but not limited to the right to exercise such Options and receive Shares).

2. Entire Agreement. This Agreement and the restrictive covenants set forth in Annex A to the Grant Agreement composes the sole, complete and entire agreement between the parties and supersedes all prior negotiations and/or agreements proposed or otherwise, written or oral, concerning the subject matter hereof.

3. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective successors and assigns, including, without limitation, the Releasees, who may enforce all rights under this Agreement as third-party beneficiaries; provided, however, that the rights of the Optionee under this Agreement shall not be assignable without the prior written consent of the Company.

4. Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Option Cancellation Agreement to be duly executed as of the date first written above.

OPTIONEE	KELLWOOD COMPANY

/s/ Arthur Gordon	By:	/s/ Jill Granoff
Arthur Gordon	Name: Jill Granoff
Title: Chief Executive Officer